NEWS FOR IMMEDIATE RELEASE                                                                                Exhibit 99.1
February 8, 2007

CONTACT: Chadwick J. Byrd
(509)	534 - 6200

Ambassadors Group Reports $1.25 Fully Diluted Earnings per Share for 2006 compared to $1.05 for 2005

Spokane, WA - February 8, 2007

Ambassadors Group, Inc. (NASDAQ:EPAX), (“Company”) a leading provider of educational travel experiences, announced today a $1.25 fully diluted earnings per share and $26.7 million net income for the year ended December 31, 2006, a 19 percent increase from $1.05 fully diluted earnings per share and $22.4 million net income for the year ended December 31, 2005.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., said, “We are pleased with our 2006 financial results. We have continued to operate and build a business that offers unique, life-changing and globally beneficial travel programs to motivated and achievement-oriented delegates. In 2006, we traveled to 40 countries and had students from 70 countries participate in our domestic programs. This global reach enriches the lives of those who experience our programs.

At the same time, our operating success has continued to create value for our shareowners.

During the year just ended, we generated $26.7 million in net income and $37.2 million in operating cash flow. We then returned $18.4 million in cash to shareowners through our cash dividend and share buyback programs. Subsequent to year-end, we have already deployed $35.5 million to buy back 6.3% of shares outstanding. The net impact of these capital deployment efforts has resulted in Ambassadors returning $53.9 million to our shareowners since the beginning of 2006.

We will continue to seek opportunities to maximize shareowner returns through capital deployment, as well as continuing to grow our company.”

Year Ended December 31, 2006

During 2006 we traveled 43,075 delegates compared to 37,846 delegates in 2005. Gross program receipts increased 22 percent to $219.5 million in 2006 from $180.0 million in 2005, while net revenues increased 17 percent to $77.5 million in 2006 from $66.4 million in 2005. The increase in gross program receipts and net revenue are primarily due to the 13 percent increase in delegates traveled during the year. The decrease in gross margin for 2006 to 35 percent compared to 37 percent in 2005 is primarily due to higher international airfares and increased fuel surcharges.

Operating expenses were $43.4 million and $35.8 million for the years ended December 31, 2006 and 2005, respectively. This $7.6 million increase was attributable to expenses supporting the greater number of delegates traveling in 2006 and increased marketing expenses for 2007 travel programs. As a percent of gross receipts, operating expenses remained at 20 percent during 2006 and 2005.

The resulting operating income was $34.1 million for the year ended December 31, 2006 compared to $30.7 million for the year ended December 31, 2005.

Other income increased $2.1 million to $4.8 million for 2006 from $2.6 million in 2005 due to higher interest rates and increased investment balances held during the year.

Quarter Ended December 31, 2006

The fourth quarter 2006 net loss was $5.4 million, resulting in $0.26 loss per share. The comparable fourth quarter 2005 net loss was $4.8 million or $0.24 loss per share.

Fourth quarter 2006 gross program receipts increased to $12.6 million from $10.3 million for the fourth quarter 2005, and net revenue increased to $4.7 million from $4.1 million for the respective fourth quarters. The 14 percent increase in net revenue resulted primarily from traveling approximately 200 more delegates than the same quarter a year ago.

For the quarters ended December 31, 2006 and 2005, operating expenses incurred were $13.7 million and $11.8 million, respectively.

The $1.9 million increase resulted from additional selling and marketing costs associated with increased expenditures to support continued growth in 2007, as well as the increased number of delegates traveling and the expensing of stock options as required by FASB 123R.

Cashflow and Balance Sheet

Total assets increased 23 percent to $154.0 million from $125.0 million at December 31, 2006 and 2005, respectively... Cash, cash equivalents and available-for-sale securities were $133.1 million and $116.6 million, of which $60.7 million and $47.5 million represented participant deposits, respectively. Deployable cash (see definition on page 4 of press release) at December 31, 2006 and 2005 was $67.9 million and $61.9 million, respectively.

Cash provided by operations was $37.2 million during 2006, a $0.6 million decrease from $37.8 million in 2005. Cash used in investing activities was $12.9 million and $15.6 million during 2006 and 2005, respectively, resulting from a $6.8 million decrease in net purchases of available-for-sale investments and a $4.2 million increase in purchases of property plant and equipment during 2006. The increase in property, plant and equipment was primarily due to the construction of the company’s new headquarters to be occupied in 2007.

Cash used in financing activities increased to $14.4 million from $6.3 million as a result of increased quarterly dividends, increased common stock repurchases, and decreased proceeds from the exercise of common stock options in comparing the two fiscal years. During 2006 and 2005, we distributed $7.7 million and $5.7 million in cash dividends to our shareholders, and repurchased $10.7 million and $3.7 million of common stock, respectively. During the first quarter of 2007, the Company has deployed $35.5 million for the repurchase of common stock including the repurchase of 1.2 million shares held by Invemed Catalyst Fund, L.P.

The following table summarizes our statements of operations for the years and quarters ended December 31, 2006 and 2005 (in thousands, except per share amounts). Certain prior-period amounts have been reclassified to conform to the current year financial presentation. Such reclassification had no impact on previously reported net income or stockholders’ equity.

	UNAUDITED
Years ended December 31,	2006	2005

Gross program receipts	$219,451	$179,950
Net revenue	$77,482	$66,449
Operating expenses:
Selling and marketing	31,638	27,574
General and administrative	11,721	8,185
Total operating expenses	43,359	35,759

Operating income	34,123	30,690
Other income, net	4,755	2,648
Income before tax Income tax provision	38,878 12,186	33,338 10,928
Net income	$26,692	$22,410
Weighted average shares outstanding - basic	20,554	20,311
Earnings per share - basic	$1.30	$1.10

Weighted average shares outstanding - diluted	21,393	21,312
Earnings per share - diluted	$1.25	$1.05

	UNAUDITED
Three months ended December 31,	2006	2005

Gross program receipts	$12,599	$10,285

Net revenue	$4,704	$4,131

Operating expenses:
Selling and marketing	8,713	8,153
General and administrative	5,014	3,640
Total operating expenses	13,727	11,793

Operating loss	(9,023)	(7,662)

Other income, net	1,129	638
Loss before tax Income tax benefit	(7,894) 2,468	(7,024) 2,209
Net loss	$(5,426)	$(4,815)
Weighted average shares outstanding - basic and diluted	20,540	20,470
Loss per share - basic and diluted	$(0.26)	$(0.24)

Gross program receipts reflect total payments received by us for directly delivered and non-directly delivered programs. Gross program receipts less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our net revenues.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes our balance sheets as of December 31, 2006 and 2005 (in thousands):

	UNAUDITED
	2006	2005
Assets
Cash and cash equivalents	$36,784	$26,916
Available-for-sale securities	96,350	89,688
Foreign currency exchange contracts	2,571	-
Prepaid program cost and expenses	3,786	1,596
Deferred tax asset and other	675	955
Total current assets	140,166	119,155
Property and equipment, net	12,267	5,140
Deferred tax asset	1,328	584
Other assets	192	167
Total assets	$153,953	$125,046

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$6,863	$6,022
Other liabilities	1,268	2,596
Foreign currency exchange contracts	-	1,896
Participants’ deposits	60,651	47,463
Deferred tax liability	737	-
Current portion of long-term capital lease	191	180
Total current liabilities	69,710	58,157
Capital lease, long term	196	387
Total Liabilities	69,906	58,544
Stockholders’ equity	84,047	66,502
Total liabilities and stockholders’ equity	$153,953	$125,046

The following summarizes our statements of cash flows for the years ended December 31, 2006 and 2005 (in thousands):
	UNAUDITED
	2006	2005
Cash flows from operating activities:
Net income	$26,692	$22,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,447	1,175
Amortization of unearned compensation	765	455
Deferred income tax provision	(748)	130
Equity in earnings on investment	(25)	(11)
Excess tax benefit from stock based compensation	(2,376)	-
Stock option expense	1,292	-
Change in assets and liabilities:
Prepaid program costs and expenses	(2,190)	865
Accounts payable and accrued expenses	(230)	3,856
Participants’ deposits	13,188	8,855
Other current assets	(608)	57
Net cash provided by operating activities	37,207	37,792
Cash flows from investing activities:
Net change in available-for-sale securities and other	(6,468)	(13,332)
Purchase of property and equipment and other	(6,455)	(2,260)
Net cash used in investing activities	(12,923)	(15,592)
Cash flows from financing activities:
Dividend payment to shareholders	(7,655)	(5,729)
Repurchase of common stock	(10,710)	(3,741)
Proceeds from exercise of stock options	1,753	3,328
Excess tax benefit from stock based compensation	2,376	-
Capital lease payments and other	(180)	(178)
Net cash used in financing activities	(14,416)	(6,320)
Net increase in cash and cash equivalents	9,868	15,880
Cash and cash equivalents, beginning of period	26,916	11,036
Cash and cash equivalents, end of period	$36,784	$26,916

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of December 31, 2006 and 2005 (in thousands):

	2006	2005

Cash, cash equivalents and available-for-sale securities	$133,134	$116,604
Prepaid program cost and expenses	3,786	1,596
Less: Participants’ deposits	(60,651)	(47,463)
Less: Accounts payable, accrued expenses and other short-term liabilities	(8,322)	(8,798)
Total deployable cash	$67,947	$61,939

Quarterly conference call and webcast

Ambassadors Group, Inc. will host a conference call to discuss results of operations for 2006, Friday, February 9, 2007 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (866) 362-4820 then entering the passcode "Ambassadors Group". For international calls, dial (617) 597-5345. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial (888) 286-8010 with the passcode 64855150 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Replay access will be available beginning February 9, 2007 at 10:30 a.m. Pacific Time through February 16, 2007. Post-view web cast access will be available following the conference call through April 16, 2007.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington with associates also in Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2006, proxy filed April 7, 2006, and 10Q filed November 9, 2006.